Aug. 8, 2024

For Release:    Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; (317) 374-1878 (Media)
Joe Fletcher; jfletcher@lilly.com; (317) 296-2884 (Investors)

Lilly Reports Q2 2024 Financial Results, Raises Full-Year Revenue Guidance by $3 Billion

•Revenue in Q2 2024 increased 36%, driven by Mounjaro, Zepbound and Verzenio. When excluding $579.0 million of revenue from the sale of rights for Baqsimi in Q2 2023, revenue in Q2 2024 increased 46%. Excluding the sale of rights for Baqsimi, non-incretin revenue increased 17% worldwide and 25% in the U.S.
•Q2 2024 EPS increased 68% to $3.28 on a reported basis and increased 86% to $3.92 on a non-GAAP basis, both inclusive of $0.14 of acquired IPR&D charges.
•2024 full-year revenue guidance raised by $3 billion; reported EPS guidance raised $2.05 to the range of $15.10 to $15.60, and non-GAAP EPS guidance raised $2.60 to the range of $16.10 to $16.60.
•Pipeline progress included approval of Kisunla in the U.S. for Alzheimer’s disease and Jaypirca in Japan for relapsed or refractory mantle cell lymphoma. Additional progress included submission of tirzepatide in the U.S. and EU for obstructive sleep apnea and obesity, and positive topline results from the Phase 3 trial evaluating tirzepatide for heart failure with preserved ejection fraction and obesity.

INDIANAPOLIS, Aug. 8, 2024 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the second quarter of 2024.

"Mounjaro, Zepbound and Verzenio led our strong financial performance in the second quarter as we advanced our manufacturing expansion agenda, and it is equally exciting to see the growth around the world of our medicines for cancer, neurological disorders and autoimmune diseases," said David A. Ricks, Lilly's chair and CEO. "We also recently received approval of Kisunla to help people with Alzheimer's disease, a moment that was decades in the making. Lilly's performance and progress in Alzheimer’s, metabolic disorders and many other serious diseases highlight the tenacity, focus and capability of our scientists, clinicians, engineers, customer teams and collaborators."

Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

Lilly shared numerous updates recently on key regulatory, clinical, business development and other events, including:
•U.S. Food and Drug Administration (FDA) approval of Kisunla™ (donanemab-azbt) for the treatment of Alzheimer’s disease;
•Approval of Jaypirca® in Japan for people with relapsed or refractory mantle cell lymphoma who are resistant or intolerant to other Bruton tyrosine kinase inhibitors;
•Submission of tirzepatide in the U.S. and EU for the treatment of moderate-to-severe obstructive sleep apnea in adults with obesity;
•Submission of mirikizumab in Japan for the treatment of moderately to severely active Crohn's disease;
•Positive topline results from the SUMMIT Phase 3 clinical trial evaluating tirzepatide in adults with heart failure with preserved ejection fraction and obesity;
•Positive topline results from the QWINT-2 and QWINT-4 Phase 3 clinical trials that showed once-a-week dosing of insulin efsitora alfa in adults with type 2 diabetes delivers A1C reduction and safety profile consistent with daily insulin;
•The announcement of an agreement for Lilly to acquire Morphic Holding, Inc. to expand Lilly's immunology pipeline with oral integrin therapies for treatment of serious chronic diseases;
•The commitment of an additional $5.3 billion manufacturing investment in the company's newest Indiana site to boost API production for tirzepatide and pipeline medicines;
•The issuance of an open letter informing the public about potentially serious risks posed by the proliferation of counterfeit, fake, compounded, and other unsafe or untested versions of the company's FDA-approved tirzepatide medications and about the appropriate use of the company’s authentic medicines; and
•Announcements regarding changes to the company's executive leadership team.

For information on important public announcements, visit the news section of Lilly's website.

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Financial Results

$ in millions, except per share data	Second Quarter
	2024	2023	% Change
Revenue	$11,302.8	$8,312.1	36%

Net income – Reported	2,967.0	1,763.2	68%
Earnings per share – Reported	3.28	1.95	68%

Net income – Non-GAAP	3,541.2	1,904.4	86%
Earnings per share – Non-GAAP	3.92	2.11	86%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

Second-Quarter Reported Results
In Q2 2024, worldwide revenue was $11.30 billion, an increase of 36% compared with Q2 2023, driven by a 27% increase in volume and a 10% increase due to higher realized prices, partially offset by a 1% decrease from the unfavorable impact of foreign exchange rates. The volume increase was primarily driven by growth from Mounjaro®, Zepbound®, Verzenio®, Taltz® and Jardiance®, partially offset by the sale of rights for Baqsimi® in Q2 2023 and declines in Trulicity®. Excluding $579.0 million of revenue from the sale of rights for Baqsimi in Q2 2023, revenue in Q2 2024 increased by 46%, and worldwide volume increased by 37%. Excluding the sale of rights for Baqsimi, non-incretin revenue increased 17% worldwide and 25% in the U.S.

Strong performance by the company's incretin medicines continued, as production increases resulted in improved channel dynamics and stocking levels in the U.S., contributing to sales growth during the quarter. While supply and demand have come into better balance, expected increases in demand may result in periodic supply tightness for certain presentations and dose levels. In the U.S., the company plans to launch Zepbound 2.5 mg and 5 mg single-dose vials in the coming weeks.

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Higher realized prices were primarily driven by Mounjaro in the U.S., which saw net price positively impacted by access and savings card dynamics compared with Q2 2023. In the second half of 2024, these savings card dynamics should have a minimal impact on realized price comparisons to base periods, as the $25 non-covered benefit expired on June 30, 2023. New Products(i) revenue grew by $3.46 billion to $4.46 billion in Q2 2024, led by Mounjaro and Zepbound. Growth Products(ii) revenue increased 3% to $5.05 billion in Q2 2024 as growth led by Verzenio, Taltz, and Jardiance was largely offset by lower Trulicity sales.
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Revenue in the U.S. increased 42% to $7.84 billion, driven by a 27% increase in volume and a 15% increase in realized prices. The increase in U.S. volume was driven by Zepbound, Mounjaro and Verzenio, partially offset by the sale of rights for Baqsimi in Q2 2023 and declines in Trulicity. The higher realized prices in the U.S. were primarily driven by Mounjaro. The company fulfilled the majority of prior incretin wholesaler backorders during Q2 2024, improving both wholesaler stocking levels and overall product availability for patients in the U.S. Q2 2024 Mounjaro and Zepbound sales in the U.S. were positively impacted by channel stocking that the company estimates totaled high teens to mid-20s as a percent of U.S. sales.

Revenue outside the U.S. increased 25% to $3.47 billion, driven by a 27% increase in volume, partially offset by a 3% decrease due to the unfavorable impact of foreign exchange rates. The increase in volume outside the U.S. was primarily driven by the launch of Mounjaro KwikPen® in various markets.

Gross margin increased 40% to $9.13 billion in Q2 2024. Gross margin as a percent of revenue was 80.8%, an increase of 2.5 percentage points. The increase in gross margin percent was primarily driven by favorable product mix and higher realized prices, partially offset by higher production costs.

In Q2 2024, research and development expenses increased 15% to $2.71 billion, or 24% of revenue, driven by continued investments in the company's portfolio and its people.

(i) Lilly defines New Products as select products launched since 2022, which currently consist of Ebglyss, Jaypirca, Mounjaro, Omvoh and Zepbound.
(ii) Lilly defines Growth Products as select products launched prior to 2022, which currently consist of Cyramza, Emgality, Jardiance, Olumiant, Retevmo, Taltz, Trulicity, Tyvyt and Verzenio

Marketing, selling and administrative expenses increased 10% to $2.12 billion in Q2 2024, primarily driven by investments in the company's launches and its people.

In Q2 2024, the company recognized acquired in-process research and development (IPR&D) charges of $154.3 million compared with $97.1 million in Q2 2023.

Asset impairment, restructuring and other special charges were $435.0 million in Q2 2024, which was related to anticipated litigation payments. There were no asset impairment, restructuring and other special charges in Q2 2023.

Other income (expense) was expense of $197.6 million in Q2 2024, compared to expense of $36.8 million in Q2 2023. The increase in expense was primarily driven by larger net losses on investments in equity securities in Q2 2024 and higher net interest expenses.

The effective tax rate was 15.6% in both Q2 2024 and Q2 2023. The Q2 2024 tax rate reflects a mix of earnings in higher tax jurisdictions, while the Q2 2023 rate reflects the impact of earnings from the sale of rights for Baqsimi.

In Q2 2024, net income and earnings per share (EPS) were $2.97 billion and $3.28, respectively, compared with net income of $1.76 billion and EPS of $1.95 in Q2 2023. EPS in Q2 2024 included $0.14 of acquired IPR&D charges compared with $0.09 in Q2 2023.

Second-Quarter Non-GAAP Measures
On a non-GAAP basis, Q2 2024 gross margin increased 40% to $9.27 billion. Gross margin as a percent of revenue was 82.0%, an increase of 2.2 percentage points. The increase in gross margin percent was primarily driven by favorable product mix and higher realized prices, partially offset by higher production costs.

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The effective tax rate on a non-GAAP basis was 16.5% in Q2 2024 compared with 16.1% in Q2 2023. The Q2 2024 tax rate reflects a mix of earnings in higher tax jurisdictions, while the Q2 2023 rate reflects the impact of earnings from the sale of rights for Baqsimi.

On a non-GAAP basis, Q2 2024 net income and EPS were $3.54 billion and $3.92, respectively, compared with net income of $1.90 billion and EPS of $2.11 in Q2 2023. EPS in Q2 2024 included $0.14 of acquired IPR&D charges compared with $0.09 in Q2 2023.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	Second Quarter
	2024	2023	% Change
Earnings per share (reported)	$3.28	$1.95	68%
Asset impairment, restructuring and other special charges	.38	—
Net losses on investments in equity securities	.14	.05
Amortization of intangible assets	.12	.11
Earnings per share (non-GAAP)	$3.92	$2.11	86%
Numbers may not add due to rounding.

Acquired IPR&D	.14	.09	56%

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Selected Revenue Highlights

(Dollars in millions)	Second Quarter			Year-to-Date
Selected Products	2024	2023	% Change	2024	2023	% Change
Mounjaro	$3,090.8	$979.7	NM	$4,897.4	$1,548.2	NM
Trulicity	1,245.6	1,812.5	(31)%	2,701.9	3,789.6	(29)%
Verzenio	1,331.9	926.8	44%	2,382.2	1,677.7	42%
Zepbound	1,243.2	—	NM	1,760.6	—	NM
Jardiance(a)	769.6	668.3	15%	1,456.1	1,245.8	17%
Taltz	824.7	703.9	17%	1,428.8	1,230.8	16%
Humalog(b)	631.6	440.4	43%	1,170.3	901.4	30%

Total Revenue	11,302.8	8,312.1	36%	20,070.8	15,272.1	31%

(a) Jardiance includes Glyxambi®, Synjardy® and Trijardy® XR (b) Humalog includes Insulin Lispro NM – not meaningful

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Mounjaro
For Q2 2024, worldwide Mounjaro revenue was $3.09 billion compared with $979.7 million in Q2 2023. U.S. revenue was $2.41 billion compared with $915.7 million in Q2 2023, reflecting continued strong demand, improved channel dynamics, and higher realized prices due to savings card dynamics. In the second half of 2024, these savings card dynamics should have a minimal impact on realized price comparisons to base periods, as the $25 non-covered benefit expired on June 30, 2023. Revenue outside the U.S. increased to $677.2 million compared with $64.0 million in Q2 2023, primarily driven by volume associated with the launch of Mounjaro KwikPen in various markets.

Trulicity
For Q2 2024, worldwide Trulicity revenue decreased 31% compared with Q2 2023 to $1.25 billion. U.S. revenue decreased 36% to $876.7 million, driven by decreased sales volume primarily due to competitive dynamics and supply constraints, partially offset by improved wholesaler stocking levels on certain doses. Revenue outside the U.S. decreased 16% to $368.9 million, primarily driven by decreased volume. In addition to the factors affecting U.S. volume, international markets continue to be impacted by actions Lilly has taken to manage demand amid tight supply, including measures to minimize the impact on existing patients by communicating with healthcare practitioners to not start new patients on Trulicity.

Verzenio
For Q2 2024, worldwide Verzenio revenue increased 44% compared with Q2 2023 to $1.33 billion. U.S. revenue was $861.4 million, an increase of 46%, primarily driven by increased demand. Revenue outside the U.S. was $470.5 million, an increase of 39%, driven by increased demand, partially offset by the unfavorable impact of foreign exchange rates.

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Zepbound
For Q2 2024, U.S. Zepbound revenue was $1.24 billion. Zepbound launched in the U.S. for the treatment of adult patients with obesity or overweight with weight-related comorbidities in November 2023.

Jardiance
For Q2 2024, the company's worldwide Jardiance revenue increased 15% compared with Q2 2023 to $769.6 million. U.S. revenue was $428.9 million, an increase of 11%, driven by increased demand. Revenue outside the U.S. was $340.7 million, an increase of 21%, driven by increased volume.

Jardiance is part of the company's alliance with Boehringer Ingelheim. Lilly reports as revenue royalties received on net sales of Jardiance.

Taltz
For Q2 2024, worldwide Taltz revenue increased 17% compared with Q2 2023 to $824.7 million. U.S. revenue increased 14% to $539.4 million, driven by increased demand and, to a lesser extent, channel dynamics. Revenue outside the U.S. increased 23% to $285.3 million, driven by increased demand.

Humalog
For Q2 2024, worldwide Humalog revenue increased 43% compared with Q2 2023 to $631.6 million. U.S. revenue was $434.7 million, an increase of 89%, driven by higher realized prices primarily due to changes to estimates for rebates and discounts, segment mix and increased demand. Revenue outside the U.S. was $196.9 million, a decrease of 7%, driven by decreased volume, partially offset by higher realized prices.

2024 Financial Guidance
2024 full-year revenue guidance increased by $3.0 billion to the range of $45.4 billion to $46.6 billion, primarily driven by the strong performance of Mounjaro and Zepbound, as well as the

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company's non-incretin medicines. Additionally, the company has improved clarity into the timing and pace of the company's production expansions and planned Mounjaro launches outside the U.S. In Q2 2024, the company achieved a number of supply-related milestones and has increased confidence regarding production expectations for the rest of the year.

The ratio of (Gross Margin - OPEX) / Revenue, where OPEX is defined as the sum of research and development expenses and marketing, selling and administrative expenses, is now expected to be in the range of 36% to 38% on a reported basis and 37% to 39% on a non-GAAP basis. Both ratios reflect the $3.0 billion increase in revenue guidance.

Guidance on a reported basis now includes asset impairment, restructuring and other special charges of $435 million to reflect the Q2 2024 charge, which was associated with anticipated litigation payments.

Other income (expense) guidance is now expected to be a range of ($525) to ($425) million of expense on a reported basis and ($400) to ($300) million of expense on a non-GAAP basis, both reflecting lower expected net interest expense. The reported guidance also reflects net losses on investments in equity securities through Q2 2024.

Tax rate guidance is now expected to be approximately 15% on both a reported and non-GAAP basis, driven by changes in the company's forecasted mix of earnings in higher tax jurisdictions.

Based on these changes, EPS guidance increased to the ranges of $15.10 to $15.60 on a reported basis and $16.10 to $16.60 on a non-GAAP basis. The company's 2024 financial guidance reflects adjustments shown in the reconciliation table below.

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2024 Guidance(1)
Earnings per share (reported)	$15.10 to $15.60
Amortization of intangible assets	.49
Asset impairment, restructuring, and other special charges	.38
Net losses on investments in equity securities	.12
Earnings per share (non-GAAP)	$16.10 to $16.60
Numbers may not add due to rounding
(1) Reported and Non-GAAP EPS guidance both include $0.24 of Acquired IPR&D charges incurred through Q2 2024.

The following table summarizes the company's 2024 financial guidance:

2024 Guidance(1)

	Prior	Updated(3)
Revenue	$42.4 to $43.6 billion	$45.4 to $46.6 billion

(Gross Margin - OPEX(2)) / Revenue:
(reported)	32% to 34%	36% to 38%
(non-GAAP)	33% to 35%	37% to 39%

Other Income/(Expense) (reported)	($500) to ($400) million	($525) to ($425) million
Other Income/(Expense) (non-GAAP)	($500) to ($400) million	($400) to ($300) million

Tax Rate	Approx. 14%	Approx. 15%

Earnings per Share (reported)	$13.05 to $13.55	$15.10 to $15.60
Earnings per Share (non-GAAP)	$13.50 to $14.00	$16.10 to $16.60

(1) Non-GAAP guidance reflects adjustments presented in the earnings per share reconciliation table above.
(2) OPEX is defined as the sum of research and development expenses and marketing, selling and administrative expenses.
(3) Guidance includes Acquired IPR&D charges through Q2 2024 of $264.8 million or $0.24 on a per share basis. Guidance does not include Acquired IPR&D either incurred, or expected to be incurred, after Q2 2024.

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q2 2024 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 10 a.m. Eastern time today and will be available for replay via the website.

Non-GAAP Financial Measures
Certain financial information is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2024 financial guidance is provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to

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ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

Cautionary Statement Regarding Forward-Looking Statements
This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "anticipate", "may", "could", "aim", "seek", "will", "continue", and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact and uncertain outcome of acquisitions and business development transactions and related costs; intense competition affecting the company's products, pipeline, or industry; market uptake of launched products and indications; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and patient access to pharmaceuticals, or reporting obligations related thereto; safety or efficacy concerns associated with the company's products; dependence on relatively few products or product classes for a significant percentage of the company's total revenue and an increasingly consolidated supply chain; the expiration of intellectual property protection for certain of the company's products and competition from generic and biosimilar products, and risks from the proliferation of counterfeit or illegally compounded products; the company's ability to protect and enforce patents and other intellectual property or changes in patent law or regulations related to data package exclusivity; information technology system inadequacies, inadequate controls or procedures, security breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data and violations of data protection laws or regulations; issues with product supply and regulatory approvals stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, cyber-attacks, or regulatory actions related to the company's and third-party facilities; reliance on third-party relationships and outsourcing arrangements; the use of artificial intelligence or other emerging technologies in various facets of the company's operations which may exacerbate competitive, regulatory, litigation, cybersecurity, and other risks; the impact of global macroeconomic conditions, including uneven economic growth or downturns or uncertainty, trade disruptions, international tension, conflicts, regional dependencies, or other costs, uncertainties, and risks related to engaging in business globally; fluctuations in foreign currency exchange rates or changes in interest rates and inflation; litigation, investigations, or other similar proceedings involving past, current, or future products or activities; changes in tax law and regulations, tax rates, or events that differ from our assumptions related to tax positions; regulatory changes and developments; regulatory actions regarding the company's operations and products; regulatory compliance problems or government investigations; actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations; asset impairments and restructuring charges; and changes in accounting and reporting standards. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Baqsimi® (glucagon, Amphastar Pharmaceuticals)
Cyramza® (ramucirumab, Lilly)
Ebglyss® (lebrikizumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Jaypirca® (pirtobrutinib, Lilly)
Kisunla™ (donanemab-azbt injection, Lilly)
Mounjaro® (tirzepatide injection, Lilly)
Olumiant® (baricitinib, Lilly)
Omvoh® (mirikizumab, Lilly)
Retevmo® (selpercatinib, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trijardy® XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Innovent)
Verzenio® (abemaciclib, Lilly)
Zepbound® (tirzepatide injection, Lilly)

Third-party trademarks used herein are trademarks of their respective owners.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	% Chg.	2024	2023	% Chg.

Revenue	$11,302.8	$8,312.1	36%	$20,070.8	$15,272.1	31%

Cost of sales	2,170.2	1,807.4	20%	3,843.7	3,434.1	12%
Research and development	2,711.2	2,356.5	15%	5,234.0	4,341.6	21%
Marketing, selling and administrative	2,117.3	1,925.4	10%	4,069.5	3,674.6	11%
Acquired IPR&D	154.3	97.1	59%	264.8	202.1	31%
Asset impairment, restructuring and other special charges	435.0	—	NM	435.0	—	NM

Operating income	3,714.8	2,125.7	75%	6,223.8	3,619.7	72%

Net interest income (expense)	(146.3)	(74.3)		(280.1)	(142.9)
Net other income (expense)	(51.3)	37.5		109.6	141.8
Other income (expense)	(197.6)	(36.8)	NM	(170.5)	(1.1)	NM

Income before income taxes	3,517.2	2,088.9	68%	6,053.3	3,618.6	67%
Income tax expense	550.2	325.7	69%	843.4	510.5	65%

Net income	$2,967.0	$1,763.2	68%	$5,209.9	$3,108.1	68%

Earnings per share - diluted	$3.28	$1.95	68%	$5.76	$3.44	67%

Dividends paid per share	$1.30	$1.13	15%	$2.60	$2.26	15%
Weighted-average shares outstanding (thousands) - diluted	904,248	902,699		904,025	902,991

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Gross Margin - As Reported	$9,132.6	$6,504.7	$16,227.1	$11,838.0

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(i)	139.1	126.4	278.2	252.2

Gross Margin - Non-GAAP	$9,271.7	$6,631.1	$16,505.3	$12,090.2

Gross Margin as a percent of revenue - As Reported	80.8%	78.3%	80.8%	77.5%
Gross Margin as a percent of revenue - Non-GAAP(ii)	82.0%	79.8%	82.2%	79.2%
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

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	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Income - As Reported	$2,967.0	$1,763.2	$5,209.9	$3,108.1

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(i)	139.1	126.4	278.2	252.2
Asset impairment, restructuring and other special charges(ii)	435.0	—	435.0	—
Net (gains) losses on investments in equity securities (Other income/expense)	147.7	53.9	124.3	76.5
Corresponding tax effects (Income taxes)	(147.6)	(39.1)	(170.9)	(68.5)

Net Income - Non-GAAP	$3,541.2	$1,904.4	$5,876.5	$3,368.3

Effective tax rate - As Reported	15.6%	15.6%	13.9%	14.1%
Effective tax rate - Non-GAAP(iii)	16.5%	16.1%	14.7%	14.7%
Earnings per share (diluted) - As Reported	$3.28	$1.95	$5.76	$3.44
Earnings per share (diluted) - Non-GAAP	$3.92	$2.11	$6.50	$3.73
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.For the three and six months ended June 30, 2024, excluded charges related to anticipated litigation payments.
iii.Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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